Exhibit 99.1

Outlook Therapeutics Announces Warrant Amendment and

Restructuring of Senior Secured Notes in Separate Transactions

CRANBURY, N.J., December 23, 2019 — Outlook Therapeutics, Inc. (NASDAQ: OTLK) (the “Company”), a late clinical-stage biopharmaceutical company working to develop the first FDA-approved ophthalmic formulation of bevacizumab for use in retinal indications, today announced that it has taken action to improve the Company’s balance sheet through two separate transactions.

Effective December 23, 2019, with consent of the required holders of the Outlook Therapeutics warrants issued in April 2019 (the “Warrants”) in an underwritten public offering, the Company amended the Warrants to reduce the exercise price to $0.232 per warrant and allow for the immediate exercise of the Warrants. In addition, the expiration date of the Warrants has been changed to 5:00 pm EST on December 24, 2019. All Warrants not exercised by the new termination date will be automatically settled on a cashless exercise basis immediately prior thereto. The transaction was done to eliminate the Warrants as they included anti-dilution protection, which negatively impacted the ability of Outlook Therapeutics to raise additional funds. H.C. Wainwright & Co. acted as the exclusive financial advisor for this transaction.

Separately, effective December 20, 2019, the Company issued approximately $7.6 million principal amount of new senior secured notes (the “New Notes”) in exchange for approximately $7.3 million principal amount and accrued interest on its outstanding senior secured notes (the “Old Notes”) that were due on December 22, 2019 and originally issued in December 2016. The New Notes bear interest at a rate of 12% per annum, have a maturity date of December 31, 2020, with the ability to extend at the Company’s option to June 30, 2021 for an additional fee equal to 3% of the outstanding balance, and are convertible into shares of the Company’s common stock beginning April 1, 2020.

The senior secured note exchange was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 3(a)(9) thereof.

Other material terms related to the warrant amendment, senior note exchange agreement and terms of the New Notes can be found in the Company’s current report on Form 8-K, which will be filed with the Securities and Exchange Commission.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the Warrants, New Notes or the securities underlying such Warrants or New Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Outlook Therapeutics, Inc.

Outlook Therapeutics is a late clinical-stage biopharmaceutical company working to develop the first FDA-approved ophthalmic formulation of bevacizumab for use in retinal indications, including wet AMD, DME and BRVO. If ONS-5010, its investigational ophthalmic formulation of bevacizumab, is approved, Outlook Therapeutics expects to commercialize it as the first and only on-label approved ophthalmic formulation of bevacizumab for use in treating retinal diseases in the United States, Europe, Japan and other markets. Outlook Therapeutics is listed on the Nasdaq Capital Market (NASDAQ: OTLK). For more information, please visit www.outlooktherapeutics.com.

CONTACTS:
Outlook Therapeutics:
Lawrence A. Kenyon

Chief Executive Officer and Chief Financial Officer
LawrenceKenyon@outlooktherapeutics.com

Media Inquiries:

Emmie Twombly

Media Relations Specialist

LaVoie Health Science

M: 857.389.6042

etwombly@lavoiehealthscience.com

Investor Inquiries:
Jeremy Feffer
Managing Director
LifeSci Advisors, LLC
T: 212.915.2568
jeremy@lifesciadvisors.com

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